  NEWS

FOR RELEASE: 4:30 P.M. ET Tuesday, October 1, 2002

NEW YORK - Charter Communications, Inc. [Nasdaq: CHTR] today said it expects to fall below projected Q3 2002 operating cash flow growth guidance of 13.7 percent primarily due to basic analog customer losses. Based on the current forecast, the company expects revenue growth to be approximately 13 percent for Q3 2002. The company made its disclosure at Goldman Sachs' Communacopia XI Conference here today.

Kent Kalkwarf, Charter Executive Vice President and CFO, said the company's disclosure is based on preliminary financials, and that additional details would be provided with actual Q3 2002 financial results November 5, 2002. Mr. Kalkwarf also reiterated in his remarks that Charter expects to attain free cash flow by the end of 2003, and that capital expenditures are expected to dramatically decline in 2003 as its massive rebuild and upgrade of some 113,000 miles of plant and infrastructure nears completion.

The company's presentation at Communacopia XI will be webcast live today at 4:30 P.M. ET and an archive will be available within 24 hours at www.gs.com/ir/conf.

Username: conference/conf9

Password: goldman9

About Charter

Charter Communications, Inc., A Wired World Company™, is among the nation's largest broadband communications companies, currently serving more than 6.7 million customers in 40 states. Charter provides a full range of advanced broadband services to the home, including cable television on an advanced digital video programming platform marketed under Charter Digital Cable® and high-speed Internet access marketed under the Charter Pipeline® brand. Commercial high-speed data, video and Internet solutions are provided under the Charter Business Networks™ brand. Advertising sales and production services are sold under the Charter Media™ brand. More information about Charter can be found at www.charter.com.

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Statements in this press release regarding Charter Communications' business that are not historical facts may be "forward-looking statements." Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from any such forward-looking statements are identified in the reports and documents Charter files from time to time with the U.S. Securities and Exchange Commission.

CONTACTS:

Media
Andy Morgan, 314-543-2217
amorgan@chartercom.com

Analyst
Colleen Hegarty, 314-543-5619
chegarty@chartercom.com